Exhibit 10.7

confidential

March 7, 2011

By Hand and Email

Deirdre FitzGerald

c/o The Talbots, Inc.

One Talbots Drive

Hingham, MA 02043

Dear Deirdre,

On behalf of The Talbots, Inc. (including its subsidiaries, “Talbots” or the “Company”), we are pleased to offer you the position of Senior Vice President, Merchandising Apparel, in accordance with the following:

Base Salary, Benefits and Perquisites

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Your initial salary will be at the rate of $325,000 per annum (effective as of October 17, 2010). Your salary will be paid to you on a bi-weekly basis. Your first review for a possible salary increase based on demonstrated job performance will be scheduled for FY 2011 and annually thereafter.

•

You are eligible to participate in the Company’s medical and dental benefit plans currently in effect and generally available at the time to Talbots senior vice presidents, subject to plan terms and eligibility conditions. You are also eligible to participate in all other benefit plans currently in effect and generally available at the time to Talbots senior vice presidents, subject to plan terms and eligibility conditions. Plans are subject to modification or termination by the Company in its discretion. You will continue to accrue paid time off on a weekly basis throughout the year at a rate of 3.08 hours per week. You will also be eligible for all perquisites at a level commensurate with the senior vice president level at Talbots, as in effect from time to time. Perquisites will not be grossed up for taxes.

•	You will assume the position and title of Senior Vice President, Merchandising Apparel, effective as of October 17, 2010.

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Annual Incentive Award Opportunity

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You will be eligible for participation in any annual incentive plan of the Company as may be in effect from time to time. Effective as of October 17, 2010, your target award opportunity under any annual incentive plan of the Company will be increased from 30% to 50% of your base salary. Any annual incentive award opportunity for which you may be eligible for fiscal 2010 will be based on your full year of service with the Company, and the amount of any such award would be determined using your former 30% target award opportunity (and former base salary rate) for that portion of fiscal 2010 during which you served in your former role as Vice President, Merchandising and your new 50% target award opportunity (and new base salary rate) for the balance of fiscal 2010.

Equity Compensation

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You will be eligible to receive such equity incentive compensation as may be awarded from time to time by the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) pursuant to The Talbots, Inc. 2003 Executive Stock Based Incentive Plan as same may be amended or superseded from time to time (“Equity Plan”). All incentive awards granted to you will be subject to the terms of the Equity Plan.

•

Contingent upon approval by the Compensation Committee, in connection with your promotion to this position, you will be awarded a one-time restricted stock award of 4,000 shares of Common Stock of the Company, $0.01 par value per share (“Common Stock”) pursuant to and subject to the terms and conditions of a Restricted Stock Award Agreement to be executed by the Company and you. Contingent upon approval by the Compensation Committee, this restricted stock award will be effective on the later of October 17, 2010 and the effective date of the Compensation Committee’s approval, and subject to the terms of the Restricted Stock Award Agreement, will vest over a three-year period as follows: one-third on the first anniversary of the effective date of grant; one-third on the second anniversary of the effective date of grant; and one-third on the third anniversary of the effective date of grant.

•	You understand and agree that the number and timing of any future equity awards to you will be subject to Compensation Committee’s sole discretion.

Severance

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It is understood and agreed that either you or Talbots may terminate the employment relationship at any time and for any reason upon giving five days’ prior written notice. Your eligibility for severance benefits will be pursuant to and subject to the terms and conditions of the Severance Agreement being executed between you and the Company at the same time and attached hereto as Exhibit A (the “Severance Agreement”). Subject to the terms and conditions of such Severance Agreement, in the event of a termination of your employment by the Company without Cause (as defined in the Severance Agreement) or by you for Good Reason (as defined in the Severance Agreement), you would be entitled to receive 1.0 times your annual base salary and 12 months benefits continuation, subject to the Company’s receipt of a release and waiver as required by the Severance Agreement.

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Restrictive Covenants

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Confidentiality. You agree that you will not, at any time during or following your employment, directly or indirectly, without the express prior written consent of the Company, disclose or use any Confidential Information of the Company. “Confidential Information” will include all information concerning the Company or any parent, subsidiary, affiliate, employee, customer or supplier or other business associate of the Company or any affiliate (including but not limited to any trade secrets or other confidential, proprietary or private matters), which has been or is received by you or in your possession whether from the Company or from any parent, subsidiary, affiliate or customer or supplier or other business associate of the Company or otherwise, or developed by you during the term of your employment, and which is not known or generally available to the public.

•

Non-Disparagement. You agree that, for a period of one year after termination or cessation of your employment for any reason, you will not take action or make any statement, written or oral, which is intended to materially disparage the Company or its business. Notwithstanding anything to the contrary contained herein or in the Severance Agreement, neither this provision nor the same provision in the Severance Agreement shall apply to accurate statements by you in your prosecution or defense of any action or proceeding by or against the Company in any court or other tribunal of competent jurisdiction, including arbitration and mediation, nor shall it apply to accurate statements by you in any testimony given pursuant to subpoena or other process issued by a court or other tribunal of competent jurisdiction.

•

Non-Solicitation. You agree that, for a period of one year after the termination or cessation of your employment for any reason, you will not directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during the last year of your employment with the Company), or actively assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company.

•

Non-Competition. You agree that throughout your employment, and for a period of 12 months after termination or cessation of employment for any reason, you will not work directly or indirectly in any capacity or perform any services (including as an officer, director, employee, agent, advisor, in any consulting capacity or as an independent contractor) for any person, partnership, division, corporation or other entity in any business in competition with the principal businesses carried on by the Company in any jurisdiction in which the Company actively conducts business (herein, “the Business Competitors”), including for illustrative purposes only and not limited to, Ann Taylor, Gap Inc., Chico’s FAS, J. Crew, J. Jill, Coldwater Creek, Polo Ralph Lauren, Phillips-Van Heusen Corporation, Liz Claiborne, Inc., Coach, Inc., the Limited Brands Incorporated or Nordstroms (or any of their affiliated brands, subsidiaries or successors) (herein, the “Named Competitors”). In the event Talbots terminates your employment for Cause and you are not entitled to severance

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under the Severance Agreement or any other or successor severance agreement or arrangement to which you are then covered, this 12-month non-competition restriction shall continue in effect without any payment of severance with respect to the Named Competitors, but, with respect to any other Business Competitor, only for as long as Talbots elects to continue to pay you (in accordance with its then current payroll practices and up to a maximum period of 12 months) at a rate equal to your base salary in effect at the time of termination.

Your engaging in the following activities will not be deemed to be in violation of your non-competition restriction: (i) investment banking; (ii) passive ownership of less than 2% of any class of securities of a company; and (iii) engaging or participating solely in a noncompetitive business of an entity which also separately operates a business which is a Business Competitor or a Named Competitor.

•

You acknowledge, with the advice of legal counsel, that you understand the foregoing non-competition agreement and other restrictive covenants, that they are binding and enforceable against you and that these provisions are fair, reasonable, and necessary for the protection of the Company’s business.

•

In addition to all other rights and remedies of the Company under this offer letter or otherwise, upon any breach of any of the restrictive covenants outlined above, which is not cured within 10 calendar days following written notice to you from the Company, such notice to be provided in the same manner as set forth in Paragraph 6(h) of the Severance Agreement, the Company will have the right to terminate any severance payment and benefits provided pursuant to this offer letter (including all related agreements) or any other or successor severance agreement covering you and the Company will also have the right to recover any severance payment and benefits previously paid under this offer letter or such other related agreements or any other or successor severance agreement covering you.

Arbitration; Mediation

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Any dispute, controversy or claim between the parties arising out of or relating to this offer letter or all related agreements referenced herein, will be settled by arbitration conducted in The Commonwealth of Massachusetts (before a single arbitrator who shall be a former federal or state court judge), in accordance with the Commercial Rules of the American Arbitration Association then in force, and each party shall bear their own expenses including attorneys’ fees; provided, however, you acknowledge that in the event of a violation of the restrictive covenants set forth above, the Company would suffer irreparable damages and will be entitled to obtain from a state or federal court in The Commonwealth of Massachusetts or a federal or state court of any other state or jurisdiction, temporary, preliminary or permanent injunctive relief (without the necessity of posting any bond or other security), which rights will be in addition to any other rights or remedies to which it may be entitled. You hereby irrevocably consent to the exclusive jurisdiction of any federal court or state court located in The Commonwealth of Massachusetts, and you hereby agree that process in any suit, action or proceeding may be served anywhere in the world in the same manner as provided for notices to a party as provided in the Severance Agreement. Moreover, nothing in this provision prevents you from filing, cooperating with, or participating in any proceeding

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before the EEOC or a state Fair Employment Practices Agency relating to discrimination or bias (except that you acknowledge that you may not recover any monetary benefits in connection with any such proceeding). The decision of the arbitrator conducting any such arbitration proceedings will be in writing, will set forth the basis therefor and such arbitrator’s decision or award will be final and binding upon the Company and you. The Company and you will abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought. Notwithstanding the foregoing, the Company and you agree that, prior to submitting a dispute under this offer letter to arbitration, the parties agree to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, Boston, Massachusetts, Resolution Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in The Commonwealth of Massachusetts (however, such mediation or obligation to mediate will not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).

Taxes

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Notwithstanding anything to the contrary in this offer letter or the related agreements referenced herein or in any other severance agreement or severance arrangement between you and the Company (for purposes of this subsection, all collectively referred to as the “agreements”), it is the intention of the parties that each of such agreements comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations or other guidance issued thereunder, and the agreements and the payments of any benefits thereunder will be operated and administered accordingly. Specifically, but not by limitation, you agree that if, at the time of termination of employment, you are considered to be a specified employee, as defined in Section 409A of the Code (and as determined as of December 31 preceding your termination of employment, unless your termination of employment occurs prior to April 1, in which case the determination will be made as of the second preceding December 31), then some or all of such payments to be made under the agreements as a result of your termination of employment may be deferred until the first business day following the date that is 6 months following such termination of employment, except to the extent such payments are exempt from Section 409A of the Code by virtue of the short-term deferral rule under Treas. Reg. Sec. 1.409A-1(b)(4) and/or the severance pay exception under Treas. Reg. Sec. 1.409A-l(b)(9)(iii). Upon expiration of such 6 month period (or, if earlier, your death), any payments so withheld will be distributed to you, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date). Notwithstanding anything contained in this agreement to the contrary, the Company acknowledges that, for purposes of Section 409A of the Code, each and every payment made under this agreement shall be deemed a separate payment and not a series of payments. Further, it is acknowledged that references to “termination of employment” and similar terms used in this agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A.

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Release and Waiver

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The Company’s obligation to make the payments and provide the benefits to you under or in connection with this offer letter or the related agreements referenced herein, or under any other severance agreement or severance arrangement will be conditioned upon and subject to your delivery to the Company of an executed release (which will be effective when such release is no longer subject to revocation) of any and all claims against the Company, its parent entities, affiliates, employee benefit plans and fiduciaries (to the extent permissible under ERISA), and their respective officers, employees, directors, agents and representatives satisfactory in form and content to the Company’s counsel.

Miscellaneous

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This offer letter together with all related agreements referenced herein (collectively, the “Documents”) constitute the entire understanding between you and the Company and cannot be modified, altered or waived unless it is done in a writing signed by both you and the Company. If there is any conflict between the terms of these Documents and any other document related to your employment, the terms of these Documents will control. This offer letter is governed by the laws of The Commonwealth of Massachusetts (other than its rules for conflicts of laws). This agreement is personal in nature to the Company and your rights and obligations under this agreement may not be assigned by you. This agreement shall be binding upon and inure to the benefit of the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives and heirs).

•

It is the intention of the parties that the provisions of this offer letter will be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, will not render unenforceable or impair the remainder of this offer letter. Accordingly, if any provision of this offer letter will be determined to be invalid or unenforceable, either in whole or in part, this offer letter will be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this offer letter in order to render the same valid and enforceable to the fullest extent permissible.

•

You represent that the information (written or oral) provided to the Company by you or your representatives in connection with obtaining employment or in connection with your former employments, work history, circumstances of leaving your former employments and educational background is true and complete.

•	If you wish to accept our offer as outlined above, please sign and return this letter to me. The enclosed copy is for your records.

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Deirdre, we are thrilled that you have accepted this new role at Talbots and we are confident that you will continue to contribute to the Company’s success!

Very truly yours,

/s/ Ruthanne Russell
Ruthanne Russell
Senior Vice President, Human Resources

Accepted and agreed this 7th day of March 2011

/s/ Deirdre FitzGerald
Deirdre FitzGerald

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Exhibit A

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made as of October 17, 2010 between The Talbots, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and Deirdre FitzGerald (the “Executive”). This Agreement sets forth the agreement of the parties relating to the severance arrangements for the Executive under certain circumstances. Capitalized terms used in this Agreement are defined in Section 7 hereof.

1.	Severance Pay and Associated Benefits Upon a Qualified Termination.

(a) Severance Benefits. In the event of a Qualified Termination, and subject to the terms of this Agreement, the Company will provide to the Executive the payments and benefits described in this Section 1 (collectively, the “Severance Benefits”).

(b) Severance Pay. Subject to the terms of this Agreement, in the event of a Qualified Termination, the Company will pay to the Executive severance pay in the gross amount equal to 1.0 times the Executive’s annual base salary in effect immediately prior to such termination (the “Severance Payment”), payable in equal installments in accordance with normal Company payroll practices over a 12 month period beginning immediately following the Termination Date (the “Severance Period”), subject to Sections 1(g) and 2 below.

(c) Benefits Continuation. Subject to the terms of this Agreement, upon any such Qualified Termination, the Company will also arrange for the Executive to continue to participate (through COBRA or otherwise), on substantially the same terms and conditions as in effect for the Executive (including any required employee contribution) immediately prior to such termination, in the medical and dental programs provided to the Executive immediately prior to such termination until the earlier of (i) the end of the Severance Period, or (ii) such time as the Executive is eligible to be covered by comparable benefits of a subsequent employer. The Executive agrees to notify the Company promptly if and when the Executive begins employment with another employer and if and when the Executive becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer. Executive agrees that any personal benefits provided by the Company to the Executive immediately prior to such termination will cease as of the Termination Date. Nothing herein shall be deemed to prohibit the Company from amending, modifying or terminating any of its benefits programs at any time.

(d) Retirement Benefits. Nothing in this Agreement will modify or otherwise limit any of the Executive’s rights and benefits as may exist under the terms of any qualified, nonqualified or supplemental retirement, 401 (k), savings or deferred compensation plans of the Company (excluding any severance or severance compensation plans) (“Retirement Plans”), nor will any benefits or amounts payable under any such Retirement Plans reduce or offset any Severance Benefits afforded to the Executive under this Agreement.

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(e) Equity Awards. The Executive agrees that until the expiration of 6 months from the Termination Date, the Executive will not engage in the purchase or sale of the Company’s common stock (including without limitation any “cashless exercise” of any stock options involving the sale of any Company common stock as part of such option exercise) during any trading window “blackout” or “quiet period” applicable to management level employees (“Quiet Period”); provided that in no event shall the Executive be prohibited from making a purchase or sale of the Company’s stock or exercising stock options for the Company’s stock if such sale, purchase or exercise is made pursuant to a written plan for trading securities within the meaning of Rule 10b5-l under the Securities Exchange Act of 1934, as amended (a “10b5-l Trading Plan”), and such 10b5-1 Trading Plan is consistent with the Company’s insider trading policy and has been approved by the Company. The Executive acknowledges that the Company reserves the right to modify the Quiet Period from time to time in its sole and absolute discretion. The Company will provide the Executive with notice of Quiet Periods and changes thereto at the time it provides such notice to the Company’s management level employees. In addition, the Executive agrees to notify the Company’s General Counsel prior to exercising any options or trading in the Company’s common stock within such 6 month period following the Termination Date to ascertain whether such transaction would violate any Quiet Period covered by this subsection (e).

(f) Withholdings. The Company may deduct from the Executive’s Severance Payment and any other payments otherwise due to the Executive, such withholding taxes and similar governmental payments and charges as may be required.

(g) Timing for Payment; Section 409A Restrictions. Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations or other guidance issued thereunder, and this Agreement and the payments of any benefits hereunder will be operated and administered accordingly. Specifically, but not by limitation, the Executive agrees that if, at the time of termination of employment, the Executive is considered to be a specified employee, as defined in Section 409A of the Code (and as determined as of December 31 preceding the Executive’s termination of employment, unless the Executive’s termination of employment occurs prior to April 1, in which case the determination will be made as of the second preceding December 31), then some or all of such payments to be made under this Agreement as a result of the Executive’s termination of employment may be deferred until the first business day following the date that is 6 months following such termination of employment, if and to the extent the delay in such payments is necessary in order to comply with the requirements of Section 409A of the Code, except to the extent such payments are exempt from Section 409A of the Code by virtue of the short-term deferral rule under Treas. Reg. Sec. 1.409A-1(b)(4) and/or the severance pay exception under Treas. Reg. Sec. 1.409A-l(b)(9)(iii). Upon expiration of such 6 month period (or, if earlier, the Executive’s death), any payments so withheld from the Executive hereunder will be distributed to the Executive, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date). Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges that, for purposes of Section 409A of the Code, each and every payment made under this Agreement shall be deemed a separate payment and not a series of payments. Further, it is acknowledged that references to “termination of employment” and similar terms used in this Agreement are intended to refer to“separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A.

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2.	Release and Waiver.

The Company’s obligation to make the payments and provide the benefits to the Executive as set forth in Section 1 above will be conditioned upon and subject to the Executive having delivered to the Company an executed full and unconditional release (which will be effective when such release is no longer subject to revocation) of any and all claims against the Company, its parent entities, affiliates, employee benefit plans and fiduciaries (to the extent permissible under ERISA), and their respective officers, employees, directors, agents and representatives satisfactory in form and content to the Company’s counsel. In the event that the Severance Payment is determined to be payable to the Executive under Section 1 (b) above, and if the period during which the Executive is entitled to consider the general release (and to revoke the release, if applicable) spans two calendar years, then the first installment of the Severance Payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (i) the end of the revocation period (assuming that the Executive does not revoke), or (ii) the first business day of the second calendar year (regardless of whether the Executive used the full time period allowed for consideration), all as required for purposes of Section 409A.

3.	Cooperation.

In connection with a Qualified Termination or any other termination of the Executive’s employment, the Executive agrees to reasonably cooperate with the Company prior to and in the 60 day period immediately following the Termination Date, subject to the Executive’s other commitments, in promptly transitioning the Executive’s duties and activities within the Company to the person or persons designated by the Company to receive them.

4.	Nondisparagement; Non-Solicitation; Confidentiality.

(a) Nondisparagement. In connection with a Qualified Termination or any other termination of the Executive’s employment, Executive agrees not to take action or make any statement, written or oral, in the 1 year period following the Termination Date which is intended to materially disparage the Company or its business.

(b) Non-Solicitation. The Executive agrees that, during the 1 year period following a Qualified Termination or any other termination of the Executive’s employment, the Executive will not directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during the last year of the term of the Executive’s employment with the Company), or actively assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company.

(c) Confidentiality. The Executive will not in any manner following a Qualified Termination or any other termination of the Executive’s employment, directly or indirectly, without the express prior written consent of the Company, disclose or use any

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Confidential Information of the Company. “Confidential Information” will include all information concerning the Company or any parent, subsidiary, affiliate, employee, customer or supplier or other business associate of the Company or any affiliate (including but not limited to any trade secrets or other confidential, proprietary or private matters), which has been or is received by the Executive from the Company, or from any parent, subsidiary, affiliate or customer or supplier or other business associate of the Company, or is otherwise in the possession of the Executive and which is not known or generally available to the public.

5.	Remedies.

The Executive acknowledges and affirms that money damages cannot adequately compensate the Company for any breach by the Executive of Section 4 of this Agreement and that the Company is entitled to equitable relief (without posting any bond) in any federal or state court in Massachusetts or other court of competent jurisdiction to prevent or otherwise restrain any actual or threatened breach of the provisions of said Section and/or compel specific performance of, or other compliance with, the terms thereof.

6.	Miscellaneous.

(a) At-Will Employment. This Agreement is not a contract to employ the Executive for a definite time period, and is not intended to be and does not constitute a contract or part of a contractual agreement for continued employment, either express or implied, between the Company and the Executive, it being acknowledged that the Executive’s employment is “at will” and that either the Executive or the Company may terminate the employment relationship at any time, for any or no reason, with or without Cause and with or without prior notice, but subject to the Executive’s rights to Severance Benefits under the terms provided hereunder.

(b) Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees). This Agreement is personal in nature and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive.

(c) Attorneys Fees. Each party shall bear his or her or its own attorney’s fees and expenses.

(d) Governing Law. This Agreement shall be interpreted in accordance with the substantive laws of The Commonwealth of Massachusetts and without regard to any conflict of laws provisions.

(e) Effect on Other Agreements; Modification. This Agreement constitutes the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement. This Agreement may be modified only in a writing signed by both parties.

(f) Execution. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

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(g) Term of Agreement. This Agreement shall be effective upon the date first written above and shall remain in effect at all times during the Executive’s employment with the Company, unless expressly amended or superseded in writing by the parties hereto.

(h) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

The Talbots, Inc.

One Talbots Drive

Hingham, Massachusetts 02043

Attention: Senior Vice President/Human Resources

with a copy to:

The Talbots, Inc.

211 South Ridge Street

Rye Brook, New York 10573

Attn: General Counsel

To the Executive:

Deirdre FitzGerald

7.	Definitions.

For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a) “Cause” for termination by the Company of the Executive’s employment shall mean (i) any material breach by the Executive of this Agreement or any other agreement to which the Executive and the Company are both parties (which, if capable of being cured, is not cured within 45 days following written notice from the Company), (ii) any act or omission to act by the Executive which may have a material and adverse effect on the Company’s business or on the Executive’s ability to perform services for the Company, including, without limitation, the commission of any crime involving moral turpitude or any felony, or (iii) any material misconduct or material neglect of duties by the Executive in connection with the business or affairs of the Company.

(b) “Code” shall have the meaning given that term in Section 1(g) hereof.

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(c) “Disability” shall mean the Executive’s inability, because of physical or mental illness or injury, substantially to perform his or her duties of his or her position as a result of physical incapacity for a continuous period of at least six (6) months. Any dispute at to the Executive’s incapacitation shall be resolved by an independent physician selected by the Company’s Board of Directors and reasonably acceptable to the Executive or his or her legal representative, whose determination shall be final and binding upon both the Executive and the Company.

(d) “Executive” shall mean the individual named in the first paragraph of this Agreement.

(e) “Good Reason” for termination by the Executive of the Executive’s employment shall be a termination based on one or more of the following events occurring without the Executive’s express written consent: (a) a substantial adverse reduction in the Executive’s overall responsibilities as an executive, other than during any period of illness or incapacity, such that the Executive no longer has the title of, or serves as, a senior executive of the Company; (b) a material reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time; or (c) the Company’s requiring that the Executive’s principal place of business be at an office located more than 35 miles from the site of the Executive’s then principal place of business, except for relocation to the Company’s then principal headquarters location or for required travel on the Company’s business, including regular travel to and from the Company’s corporate headquarters and its other locations; which, with respect to subsections (a) through (c) above, is not remedied by the Company within 45 days of receipt of written notice of such event delivered by the Executive to the Company; provided, that the Executive may only exercise his or her right to terminate employment for Good Reason within the 90 day period immediately following the occurrence of any of the events described in subsections (a) through (c) above. Notwithstanding the foregoing, a reduction in duties due to the hiring or assignment of a person or persons to fulfill duties previously held by the former Executive Vice President, General Merchandise Manager or other organizational changes within the merchandising division of the Company, shall not constitute Good Reason for purposes of subsection (a) above.

(f) “Qualified Termination” shall mean the Executive’s employment by the Company is terminated, (i) by the Executive for Good Reason or (ii) by the Company for any reason other than for Cause, death, Disability, or retirement at or after age 65.

(g) “Quiet Period” shall have the meaning given that term in Section 1(e) hereof.

(h) “Retirement Plans” shall have the meaning given that term in Section 1(d) hereof.

(i) “Severance Benefits” shall have the meaning given that term in Section 1(a) hereof.

(j) “Severance Payment” shall have the meaning given that term in Section 1(b) hereof.

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(k) “Severance Period” shall have the meaning given that term in Section 1 (b) hereof.

(I) “Termination Date” shall mean the date that the Executive’s employment with the Company terminates for any reason or no reason.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Severance Agreement as of the date first above written.

THE TALBOTS, INC.

By:	/s/ Ruthanne Russell
Duly Authorized

EXECUTIVE

/s/ Deirdre FitzGerald
Deirdre FitzGerald
Senior Vice President, Merchandising Apparel

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THE TALBOTS, INC.

CHANGE IN CONTROL AGREEMENT

Deirdre FitzGerald

Executive Vice President, General Merchandise Manager

c/o The Talbots, Inc.

One Talbots Drive

Hingham, Massachusetts 02043

Dear Deirdre:

This agreement (the “Agreement”) reflects our mutual understanding regarding payments to be made to, and benefits to be received by, you in the event your employment with The Talbots, Inc., a Delaware corporation (including its subsidiaries, the “Company”), is terminated by the Company within twelve (12) months following a Change in Control. This Agreement shall become effective as of March 19, 2012. The capitalized termed used in this Agreement that are not otherwise defined herein shall have the meanings given to such terms in Appendix A hereto, incorporated herein by this reference and hereby made a part hereof.

1. Termination after Change In Control. In the event that the Company terminates your employment Without Cause within twelve (12) months after the occurrence of a Change in Control, then the following shall occur:

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The Company shall pay to you on the effective date of such termination: (i) salary for services rendered up to and including the date of termination, (ii) any and all compensation to which you may be entitled as of the date of termination pursuant to The Talbots, Inc. 2003 Executive Stock Based Incentive Plan (the “Plan”) or any other compensation or benefit plan to the extent permitted by such plans, and (iii) reimbursement for outstanding ordinary and reasonable expenses incurred by you in connection with the performance of your duties for the Company up to and including the date on which your employment is terminated;

•	The Company shall pay to you, within thirty (30) days after the effective date of such termination, subject to Section 3(c) below, an amount of severance pay equal to one times the sum of:

•	your annual base salary at the rate in effect on the date of such termination, and

•

your “target” annual cash incentive bonus as then established for you and determined in accordance with the applicable annual cash incentive bonus arrangement in place from time to time (provided that the target annual cash incentive bonus shall be no less than 50% of your annual base salary).

You shall continue to participate, on the same terms and conditions, in any benefit programs of the Company in which you participated immediately prior to such termination (including, without limitation, as applicable, any disability insurance benefit program, any medical insurance program, and dental insurance program, and any life insurance program) from the time of such termination until the earlier of: (i) the end of the one (1) year period beginning from the effective date of the termination of your employment, or (ii) such time as you are eligible to be covered by a comparable program of a subsequent employer. You hereby agree to notify the Company promptly if and when you begin employment with another employer and if and when you become eligible to participate in any pension or other benefit plans, programs or arrangements of another employer.

2. Assignment. None of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto, and their successors (including successors by merger, consolidation or similar transactions), permitted assigns, executors, administrators, personal representatives, heirs and distributees.

3. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between us respecting such subject matter; provided, however, that this Agreement shall not be construed to impair or otherwise adversely affect the grant of any Award (as such term is defined in the Plan) made to you under the Plan or the related grant agreements, the Severance Agreement, effective as of October 17, 2010, between the Company and you, or the Offer Letter, dated as of March 7, 2011, between the Company and you, and all of which remain in full force and effect. For as long as this Agreement is in effect, to the degree there is any conflict between the severance payments and benefit provisions to which you are then entitled under this Agreement and those of any other written agreement which continues to be in effect between the Company and you, such conflict shall be resolved by the Company in good faith by affording you the more favorable severance payments and benefits contained in any such agreement. Notwithstanding the foregoing, nothing herein relieves you from the obligation to comply with the restrictive covenants of all such agreements or from the consequences of noncompliance therewith regardless under which agreement the severance payments and severance benefits may be deemed to have been made. Furthermore, for purposes of clarification only, if you receive severance pay and benefits under one agreement, you shall not be entitled to severance pay or benefits under any other agreement, plan or arrangement.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts made and to be wholly performed in that state.

(c) Timing for Payment; Section 409A Restrictions. Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations or other guidance issued thereunder, and this Agreement and the payments of any benefits hereunder will be operated and administered accordingly. Specifically, but not by limitation, you agree that if, at the time of termination of employment, you are considered to be a specified employee, as defined in Section 409A of the Code (as determined as of December 31 preceding your termination of employment, unless your termination of

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employment occurs prior to April 1, in which case the determination will be made as of the second preceding December 31), then some or all of such payments to be made under this Agreement as a result of your termination of employment will be deferred until the first business day following the date that is 6 months following such termination of employment, if and to the extent the delay in such payments is necessary in order to comply with the requirements of Section 409A of the Code, except to the extent such payments are exempt from Section 409A of the Code by virtue of the short-term deferral rule under Treas. Reg. Sec. 1.409A-1(b)(4) and/or the severance pay exception under Treas. Reg. Sec. 1.409A-1(b)(9)(iii). Upon expiration of such 6 month period (or, if earlier, your death), any payments so withheld hereunder from you hereunder will be distributed to you, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date). Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges that, for purposes of Section 409A of the Code, each and every payment made under this Agreement shall be deemed a separate payment and not a series of payments. Further, it is acknowledged that references to “termination of employment” and similar terms used in this Agreement or any other written agreement between the Company and you are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code.

It is the intention of the parties that in the event of your termination of employment following a Change in Control which triggers payment under this Agreement but under circumstances in which that Change in Control event does not qualify as a “Change in Control” as defined under Section 409A of the Code, the cash severance payment amount payable to you under this Agreement is to be paid, if and only to the extent necessary to satisfy the requirements of Section 409A of the Code, over a severance payment period in equal installments in accordance with usual payroll practices, sufficient to satisfy Section 409A of the Code.

In the event that any severance payment is determined to be payable to you under this Agreement or any other written agreement between the Company and you and such payment is conditioned upon your executing (and not thereafter revoking) a release of claims, and if the period during which you are entitled to consider the general release (and to revoke the release, if applicable) spans two calendar years, then any payment or installments of any such severance payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (i) the end of the revocation period (assuming that you do not revoke), or (ii) the first business day of the second calendar year (regardless of whether you used the full time period allowed for consideration), all as required for purposes of Section 409A of the Code.

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Notwithstanding anything to the contrary herein or elsewhere, you acknowledge that the Company shall not be liable to any person for reimbursement of any sanctions or penalties that may be imposed upon any employee or former employee under Section 409A of the Code or the regulations or other guidance issued thereunder in connection with this Agreement or any other written agreement between the Company and you or other compensatory or benefit plan or arrangement of the Company, as currently in effect or hereafter amended.

If this letter sets forth our agreement on the subject matter hereof, kindly sign, date and return to The Talbots, Inc. the enclosed copy of this letter which will then constitute our binding agreement on the subject.

Sincerely,

THE TALBOTS, INC.

By:	/s/ Kyle S. Polischuk
Kyle S. Polischuk
Vice President, Human Resources

Executive:

/s/ Deirdre FitzGerald
Name:	Deirdre FitzGerald
Title:	Executive Vice President, General Merchandise Manager
Date:	April 10, 2012

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Appendix A

Definitions. As used in the Change in Control Agreement.

“Change in Control” shall mean (i) the acquisition (including as a result of a merger) by any “person” (as such term is used in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or persons “acting in concert” (which for purposes of this Agreement shall include two (2) or more persons voting together on a consistent basis pursuant to an agreement or understanding between them to act in concert and/or as a “group” within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its subsidiaries, and other than AEON (U.S.A.), Inc. or any of its subsidiaries or “affiliates” (as such term is defined in Rule 12b-2 under the Exchange Act) (collectively, an “Acquiring Person”), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25 percent of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in the election of directors of the Company, and no other stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of a percentage of such securities higher than that held by the Acquiring Person; or (ii) individuals, who, as of the effective date of this Agreement (the “Effective Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to the Effective Date, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) and further excluding any individual who is an “affiliate”, “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) or designee of an Acquiring Person having or proposing to acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 10 percent of the combined voting power of the then outstanding securities of the Company entitled to then vote generally in the election of directors of the Company.

“Without Cause” shall mean termination by Talbots of your employment as a result of an event or condition other than (i) your death, (ii) your inability substantially to perform your employment duties as a result of physical or mental illness or injury for a continuous period of at least six months (any dispute as to your incapacities shall be resolved by an independent physician reasonably acceptable to you or your legal representative and the Company’s Board of Directors, whose determination shall be final and binding upon you and the Company), (iii) any material breach by you of this Agreement or any other agreement to which you and the Company are both parties (which is not cured within 45 days following written notice from the Company), (iv) any act or omission to act by you which may have a material and adverse effect on the Company’s business or on your ability to perform services for the Company, including, without limitation, the commission of any crime involving moral turpitude or any felony, or (v) any material misconduct or material neglect of duties by you in connection with the business or affairs of the Company.

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